Exhibit 5.1

argenx SE Laarderhoogtweg 25 1101 EB Amsterdam The Netherlands

Amsterdam

Freshfields llp

Strawinskylaan 10
1077 XZ Amsterdam
Postbus 75299
1070 AG Amsterdam

T       +31 20 485 7000

    +31 20 485 7633 (Direct)

F       +31 20 517 7633

E dirkjan.smit@freshfields.com

www.freshfields.com

Doc ID

EUROPE-LEGAL-276466486/1

Our Ref

DJS/MM

CLIENT MATTER NO. 163871/0033

17 December 2025

Dear Sir/Madam,

ARGENX SE – FORM S-8 REGISTRATION STATEMENT

Introduction

1.    We have acted as Dutch law legal advisers to argenx SE (the Company) with respect to certain matters of Netherlands law in connection with, inter alia, the registration statement on Form S-8 filed with the United States Securities and Exchange Commission (SEC) on 17 December 2025 (the Registration Statement) under the United States Securities Act of 1933, as amended, with respect to ordinary shares of the Company with a nominal value of EUR 0.10 each (the Plan Shares) to be issued pursuant to (i) the exercise of option rights to purchase ordinary shares pursuant to the Option Plan (as defined below) (the Stock Options), (ii) the settlement of vested restricted stock units (RSUs) and (iii) the settlement of vested performance share units (PSUs) pursuant to the Option Plan.

This opinion letter is delivered to you pursuant to your request.

Documents reviewed

2.	In rendering the opinion, we have examined the following documents:

(a)	a scanned copy of the Registration Statement;

(b)	a scanned copy of the argenx Equity Incentive Plan, as amended for the grant of (i) Stock Options, (ii) RSUs and (iii) PSUs as installed by the Company’s board of directors on 2 March 2021 and lastly amended on 30 June 2025 (the Option Plan and the Stock Options, RSUs and PSUs granted pursuant to the Option Plan, the Plan Option Rights);

Freshfields LLP is a limited liability partnership registered in England and Wales under registration number OC334789, authorised and regulated by the Solicitors Regulation Authority (SRA number 484861). Chamber of Commerce (KvK) number 34368197. For information regarding relevant regulations, please refer to www.freshfields.com/support/legal-notice.

A list of the members (and of the non-members who are designated as ‘partners’) of Freshfields LLP is available for inspection at 100 Bishopsgate, London EC2P 2SR and at Strawinskylaan 10, 1077 XZ Amsterdam. Any reference to a partner means a member, consultant, or employee with equivalent standing and professional qualifications of Freshfields LLP or of a firm or entity affiliated with it. Attached to Freshfields LLP’s Amsterdam office are lawyers, civil-law notaries, solicitors, and similarly qualified persons in jurisdictions other than the Netherlands.

2/10

(c)	an electronic copy of an extract from the commercial register of the Dutch Chamber of Commerce (the Commercial Register) dated 17 December 2025 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct in all material respects on the date hereof (the Extract);

(d)	a print-out of an electronic online confirmation from the insolvency register from the district court of Rotterdam through www.rechtspraak.nl and the online EU Insolvency register dated 17 December 2025 that the Company has not been declared bankrupt (failliet verklaard) or has not been granted a suspension of payments (surseance van betaling);

(e)	a scanned copy of the deed of incorporation of the Company dated 2 May 2008 (the Deed of Incorporation);

(f)	a scanned copy of a deed of conversion and amendment (akte van omzetting en statutenwijziging) dated 26 April 2017 relating to the conversion of the legal form of the Company into an SE or European Company and amendment of the articles of association (statuten) of the Company; and

(g)	a scanned copy of a deed of partial amendment of the articles of association of the Company (akte van partiële statutenwijziging) dated 7 May 2024 (the Deed of Amendment), which, according to the Extract, are the Company’s articles of association currently in force and effect (the Articles of Association); and

(h)	scanned copies of:

(i)	the signed minutes of the board of directors of the Company dated 2 March 2021;

(ii)	the signed resolution of the board of directors of the Company dated 17 August 2023 (the Distribution Resolution);

(iii)	the signed minutes of the board of directors of the Company dated 30 June 2025;

(iv)	the signed resolution of the board of directors of the Company dated 17 December 2025;

(v)	the signed minutes of the proceedings of the annual general meeting of shareholders of the Company, held on 27 May 2025; and

(vi)	the draft minutes of the proceedings of the extraordinary general meeting of shareholders of the Company, held on 18 November 2025 (as published on the Company’s website).

The documents referred to above in items (a) to (h) (inclusive) are herein referred to as the Documents; the documents referred to above in items (e) to (g) (inclusive) are herein referred to as the Corporate Documents and the documents referred to above in item (h) are herein referred to as the Resolutions.

3/10

Nature of Opinion and Observations

3.	This letter is subject to the following nature of opinion and observations:

(i)	Dutch Law: this opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Dutch law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Dutch law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above);

(a)	Changes in Law: we express no opinion that the future or continued performance of a party’s obligations or the consummation of the transaction will not contravene Dutch law, its application or interpretation if altered in the future;

(b)	Territory of the Netherlands: all references in this opinion letter and its schedules to the Netherlands and Dutch law are to the European part of the Netherlands and its law, respectively, only;

(c)	Factual Statements: we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter;

(d)	Representations: we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(e)	Effects of Opinion: the opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Documents;

(f)	Nature of Investigations: in rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Dutch law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials;

(g)	Formulae and Cash Flows: we have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in the Documents, or any cash flow model used or to be used in connection with the transactions contemplated thereby, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties;

4/10

(h)	Tax: we express no opinion in respect of the tax treatment of the Documents or the transactions contemplated thereby; you have not relied on any advice from us in relation to the tax implications of the Documents or the transactions contemplated thereby for any person, whether in the Netherlands or any other jurisdiction, or the suitability of any tax provisions in the Documents;

(i)	Operational Licenses: we have not investigated whether the Company has obtained any of the operational licenses, permits and consents which it may require for the purpose of carrying on its business (including the transactions contemplated thereby);

(j)	Anti-trust: we have not considered whether the transactions contemplated by the Documents comply with civil, regulatory or criminal anti-trust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws;

(k)	Data Protection: we express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands);

(l)	Legal Concepts: Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions;

(m)	Governing Law: this opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Dutch law;

(n)	Jurisdiction: the court of Amsterdam, the Netherlands shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including (without limitation) in connection with (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in relation to this opinion; and

(o)	Date of Opinion: this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Opinion

4.     On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2, we are of the opinion that (i) subject to receipt by the Company of the payment of the exercise price in full, or other satisfaction of the exercise price of the Stock Options as provided for in the Option Plan, the Plan Shares, when issued pursuant to the terms of the Option Plan and accepted by the acquiror(s), will be validly issued, fully paid and non-assessable and (ii) upon settlement of the vested RSUs and PSUs in accordance with the Option Plan, the Plan Shares, when issued pursuant to the terms of the Option Plan and accepted by the acquiror(s), will be validly issued, fully paid and non-assessable.

5/10

Benefit of opinion

5.     This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

Governing law

6.     This opinion letter and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands. 1

Consent

7.     We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Freshfields LLP

Freshfields LLP

1 The general terms and conditions of Freshfields LLP can be found at www.freshfields.com.

6/10

Schedule 1
ASSUMPTIONS

In considering the Opinion Documents and in rendering this opinion we have (with your consent and, unless specifically stated otherwise, without any further enquiry) assumed that:

(a)	Authenticity: all signatures, stamps and seals on all documents in connection with this opinion (whether as originals as copies or electronically) are genuine and all such documents are authentic, accurate and complete;

(b)	Copies: all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals;

(c)	No Amendments: none of the Documents has since its execution been amended, supplemented, rescinded, terminated by any of the parties thereto or declared null and void by a competent court;

(d)	Deed of Incorporation: the Deed of Incorporation is a valid notarial deed (authentieke akte), the contents of which were correct and complete as of the date thereof and there were no defects in the incorporation of the Company (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Company or deem it has never existed;

(e)	Registration: the Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act;

(f)	Corporate Documents: at the time when any Corporate Document was signed or will be signed, as the case may be, each person who is a party to or signatory of that Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(g)	Extract: the information set forth in the Extract is accurate and complete on the date hereof;

(h)	No Insolvency: (a) the Company has not been declared bankrupt (failliet verklaard), (b) the Company has not been granted a (provisional) suspension of payments ((voorlopige) surseance van betaling), (c) the Company has not become subject to a (confidential or public) pre-insolvency private plan procedure (onderhands akkoordprocedure), (d) the Company has not become subject to any of the other insolvency proceedings referred to in Section 1(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Insolvency Regulation), (e) the Company has not been dissolved (ontbonden), (f) the Company has not ceased to exist pursuant to a legal merger or demerger (juridische fusie of splitsing), and (g) no order for the administration (bewind) of the assets of the Company has been made; these assumptions are supported by our enquiries today with the Commercial Register, the Central Insolvency Register (Centraal Insolventieregister) and the EU Registrations list with the Central Insolvency Register and the court in Amsterdam and The Hague, which have not revealed any information that any such event has occurred with respect to the Company; however, such enquiries are not conclusive evidence that no such events have occurred; additionally, in the event a confidential pre-insolvency private plan procedure (onderhands akkoordprocedure) as referred to in paragraph (h)(c) should occur with respect to the Company, the above-mentioned registers will not make notice of such procedure

7/10

(i)	Articles of Association: the Articles of Association have not been amended;

(j)	Resolutions: the Resolutions have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court and the Resolutions have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the factual statements and confirmations set out in the Resolutions are true and correct;

(k)	Corporate Benefit: the Option Plan and the transactions contemplated thereby are in the corporate interests (vennootschappelijk belang) of the Company;

(l)	Plan Option Rights: all Plan Option Rights have been or shall be validly granted by the corporate body authorized to do so and accepted in accordance with the terms and conditions stipulated by or pursuant to the Option Plan, (ii) any pre-emption rights in respect of the granting of Plan Option Rights have been or shall be validly excluded by the corporate body authorized to do so and (iii) upon each issuance of Plan Shares, the relevant Plan Option Rights to subscribe for such Plan Shares has been validly exercised in accordance with the terms and conditions applicable to such Plan Option Right;

(m)	Exercise Price: the exercise price per Stock Option for one Plan Share shall at least equal the aggregate nominal value of such Plan Share, the exercise price shall be in Euro and, where relevant, the Company shall have consented to payment in a currency other than Euro and the Company shall in case of a payment in a currency other than Euro have obtained a statement as referred to in Section 2:93a paragraphs 2 and 6 of the Dutch Civil Code on the corresponding amount in Euro;

(n)	Payment Nominal Value Plan Shares: the nominal value per Plan Share shall be paid-up by either (i) the holder of Stock Options or (ii) the Company on account of its freely distributable reserve in accordance with the Distribution Resolution;

8/10

(o)	Authorized Share Capital: at the time of the issuance of Plan Shares pursuant to the exercise and settlement of Plan Option Rights, the authorized share capital (maatschappelijk kapitaal) of the Company shall allow for the issuance of these Plan Shares;

(p)	Listing of Shares: unless the Company duly relies on an exemption under the EU Prospectus Directive and the new Prospectus Regulation, Plan Shares shall have been admitted to trading on Euronext Brussels pursuant to and following the approval and publication of a prospectus drawn up in accordance with the EU Prospectus Directive and the new Prospectus Regulation;

(q)	Financial Supervision Act: the Company is not required to be licensed pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht);

(r)	Anti-terrorism, Money Laundering: the parties to a transaction comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and the performance or enforcement of a transaction is consistent with all such laws and regulations; without providing conclusive evidence, this assumption is supported by our online enquiry with the registers referred to in Sections 2:20(4) and 10:123 of the Dutch Civil Code finalised today confirming that the Company is not listed on any such list; and

(s)	No Director Disqualification: none of the directors of the Company is subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a court under Section 106a to 106e of the Dutch Bankruptcy Act (Faillissementswet) or under Section 2:19c of the Dutch Civil Code (Burgerlijk Wetboek)); although not providing conclusive evidence thereof, this assumption is supported by our enquiries today with the Commercial Register.

9/10

Schedule 2
QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Insolvency Proceedings: our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, (preliminary) suspension of payments, pre-insolvency private plan procedure (onderhands akkoordprocedure), emergency rules and laws and other similar rules and laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time in effect; no opinion is given or implied herein (i) that if insolvency proceedings would be opened with respect to the Company, such insolvency proceedings would be opened in the Netherlands or be governed by Dutch law, (ii) on the enforceability of ipso facto provisions in the context of a Dutch pre-insolvency private plan procedure (onderhands akkoordprocedure), and (iii) on the effects of any foreign laws that may apply in such insolvency proceedings pursuant to the Insolvency Regulation or otherwise;

(b)	Creditor Action: our opinion is subject to and limited by the protection afforded by Dutch law to creditors whose interests have been adversely affected pursuant to the rules of Dutch law relating to (i) unlawful acts (onrechtmatige daden) based on section 6:162 et seq. of the Dutch Civil Code (Burgerlijk Wetboek) and (ii) fraudulent conveyance or preference (actio pauliana) within the meaning of section 3:45 of the Dutch Civil Code (Burgerlijk Wetboek) and/or section 42 et seq. of the Dutch Bankruptcy Act (Faillissementswet);

(c)	Limitations under Dutch law: the validity and enforceability of obligations of a Company are subject to applicable prescription or limitation periods, principles of set-off (unless such right is validly waived), force majeure (overmacht), reasonableness and fairness (redelijkheid en billijkheid), unforeseen circumstances (onvoorziene omstandigheden) and other defences afforded by Dutch law to obligors generally;

(d)	Scope of Objects: the Company may invoke the nullity of any legal act (rechtshandeling) if such legal act was outside its objects and the other party to such legal act was or should – without investigation - have been aware of this; however, the determination of whether a legal act is within the objects of the Company may not be based solely on the description of these objects in the Company’s articles of association, but must take into account all relevant circumstances, including in particular the question whether the interests of the Company are served by the relevant legal act;

(e)	Mandatory Provisions of Dutch Law: with respect to the obligations of the Company, the competent Dutch courts may give effect to mandatory provisions of Dutch law irrespective of the law otherwise applicable to the Documents or the transaction;

10/10

(f)	Sanctions Act 1977: the Sanctions Act 1977 (Sanctiewet 1977) and regulations promulgated thereunder, or international sanctions, may limit enforceability;

(g)	Non-assessable: in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter, non-assessable means that no holder of Plan Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the Dutch Civil Code and holders of Plan Shares cannot be held personally liable for acts performed in the name of the Company and cannot be held liable to contribute to losses of the Company in excess of the amount which must be paid up on their shares as provided for by Section 2:64 of the Dutch Civil Code; and

(h)	Commercial Register: an extract from the Commercial Register does not provide conclusive evidence that the facts set out in it are correct; however, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity cannot invoke the incorrectness or incompleteness of its Commercial Register information against third parties who were unaware of the incorrectness or incompleteness.